EXHIBIT 4.b

AMENDMENT NO. 12 TO SECOND AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

Amendment No. 12, dated as of May 4, 2004, by and among Congress Financial Corporation (Central), in its capacity as agent (in such capacity, "Agent") acting for and on behalf of Lenders (as hereinafter defined), Huffy Corporation ("Huffy"), American Sports Design Company ("American"), Huffy Sports Delaware, Inc., formerly known as Gen-X Sports Inc., formerly known as HSGC, Inc. ("HSDI") and Huffy Sports Canada Inc., formerly known as Gen-X Sports Canada Inc., as successor by amalgamation with HSGC Canada, Inc. ("Canadian Borrower" and together with Huffy, American and HSDI, each individually, a "Borrower" and collectively, the "Borrowers"), Huffy Risk Management, Inc. ("HRMI"), HCAC, Inc., formerly known as True Temper Hardware Company ("HCAC"), Hufco-Delaware Company, formerly known as Gerry Baby Products Company ("Hufco-Delaware"), Huffy Sports, Inc., formerly known as Gerry Wood Products Company ("Huffy Sports"), McCalla Company ("McCalla"), Huffy Service Solutions, Inc. ("HSSI"), Creative Retail Services, Inc. ("Creative"), Creative Retail Services (Canada), Inc. ("Creative Canada"), Huffy Sports Outlet Inc., formerly known as Gen-X Sports Outlet Inc., formerly known as 1489055 Ontario Limited ("Outlet"), Tommy Armour Golf Company ("Armour"), Lamar Snowboards Inc. ("Lamar"), Gen-X Sports Sarl ("Gen-X Swiss"), Huffy Sports Washington, Inc., formerly known as Gen-X Sports Ltd. ("HSWI"), First Team Sports, Inc. ("First Team"), Hespeler Hockey Holding, Inc. ("Hespeler") and Lehigh Avenue Property Holdings, Inc. ("Lehigh" and together with HRMI, HCAC, Hufco-Delaware, Huffy Sports, McCalla, HSSI, Creative, Creative Canada, Outlet, Armour, Lamar, Gen-X Swiss, HSWI, First Team and Hespeler, each individually a "Guarantor" and collectively, "Guarantors").

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2002, by and among Agent, Borrowers, Guarantors and the financial institutions from time to time parties thereto as lenders ("Lenders"), whether by execution thereof or of an Assignment and Acceptance, as amended by Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated as of November 20, 2002, Amendment No. 2 to Second Amended and Restated Loan and Security Agreement, dated as of December 31, 2002, Amendment No. 3 to Second Amended and Restated Loan and Security Agreement, dated as of January 31, 2003, Amendment No. 4 to Second Amended and Restated Loan and Security Agreement, dated March 14, 2003, Amendment No. 5 to Second Amended and Restated Loan and Security Agreement, dated May 2, 2003, Amendment No. 6 to Second Amended and Restated Loan and Security Agreement, dated May 9, 2003, Amendment No. 7 to Second Amended and Restated Loan and Security Agreement, dated as of July 7, 2003, Amendment No. 8 to Second Amended Loan and Security Agreement, dated July 31, 2003, Amendment No. 9 to Second Amended Loan and Security Agreement, dated January 15, 2004, Amendment No. 10 to Second Amended Loan and Security Agreement, dated February 16, 2004 and Amendment No. 11 to Second Amended Loan and Security Agreement, dated March 31, 2004 (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced the "Loan Agreement", and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements");

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement and Agent and Lenders are willing to agree to such requests, subject to the terms and conditions contained herein; and

WHEREAS, by this Amendment No. 12, Agent, Lenders, Borrowers and Guarantors wish and intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.  Definitions.

(a)  Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below:

(i)  "Amendment No. 12" shall mean this Amendment No. 12 to Second Amended and Restated Loan and Security Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii)  "Huffy Sale" shall mean the sale of a portion of or substantially all of the business and assets of Huffy and its Subsidiaries or substantially all of the issued and outstanding stock of all classes of Huffy, in either case for cash consideration that, in the aggregate, is at least sufficient to repay and satisfy in full all Obligations outstanding as of the consummation thereof or, in the event only a portion of the business and assets of Huffy and its Subsidiaries are sold, in such other amount satisfactory to Lenders in their sole discretion.

(iii)  "Huffy Service Solutions Sale Date" shall mean the date upon which Agent, (A) determines, in its sole discretion, that Huffy has satisfied each of the conditions precedent to the effectiveness of the letter agreement, dated as of April 12, 2004, Re: Sale of Huffy Service Solutions Business (the "Consent Letter") as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and (B) in form and substance satisfactory to Agent, receives duly executed originals of each of the other documents and agreements, the receipt of which are conditions to the effectiveness of the Consent Letter or to which Agent is otherwise entitled pursuant to the Consent Letter;

(iv)  "New Inventory" shall mean inventory of the Borrowers and Guarantors that is (A) located at the warehouse premises leased by Huffy at 18601 South Wilmington Avenue, Carson, California 90746 for Borrowers branded products and 18420 Harmon Avenue, Carson, California 90746 (Free Trade Zone) for Borrowers' bicycle products, (B) as to which Agent has conducted such field review as Agent deems reasonably appropriate, (C) consisting of finished goods not yet removed from shipping containers, (D) which have not yet been entered into the US Borrowers' perpetual inventory recording system and (E) that would otherwise be Eligible Inventory.

(b)  Amendment to Definition.

(i)  The definition of "Special Availability Reserve" is hereby amended by deleting the reference to "$5,750,000" at the end of such definition and substituting "$3,200,000" therefor.

(ii)  The definition of "US Borrowing Base" in Section 1.125 is hereby amended by deleting clause (a)(ii) thereto and substituting the following therefor:

"(ii)  as to Huffy, the lesser of (A) the Inventory Loan Limit for Huffy or (B) the sum of:  (1) sixty-six (66%) percent of the Value of Eligible Inventory of the Huffy Bicycle Company Division of Huffy consisting of finished goods other than New Bicycle Inventory other than in the months of January, June, July, August, September and December of any year and sixty-two (62%) percent of the Value of Eligible Inventory of the Huffy Bicycle Company Division of Huffy consisting of finished goods other than New Bicycle Inventory at all times during the months of January, June, July, August, September and December of each year plus (2) the lesser of (aa) sixty-six (66%) percent of the Value of New Inventory, other than in the months of January, June, July, August, September and December of any year and sixty-two (62%) percent of the Value of New Inventory, at all times during the months of January, June, July, August, September and December of each year or (bb) $1,500,000, plus (3) fifty-four (54%) percent of the Value of Eligible Inventory of the Huffy Sports Company Division of Huffy consisting of finished goods and raw materials, other than during the months of January, June, July, August, September and December of any year and forty-seven (47%) percent of the Value of Eligible Inventory of the Huffy Sports Company Division of Huffy consisting of finished goods and raw materials at all times during the months of January, June, July, August, September and December of each year and"

(c)  Interpretation.  For purposes of this Amendment No. 12, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings ascribed to such terms in the Loan Agreement.

2.  The Huffy Sale.  Borrowers and Guarantors hereby agree that, in addition to all other terms, conditions and provisions set forth herein and in the other Financing Agreements, Borrowers and Guarantors shall use their best efforts to deliver or cause to be delivered to Agent, in form and substance reasonably satisfactory to Agent and Term Lender, the following items, as soon as possible, but in any event, no later than the date listed next to each such item below:

(a)  on or before June 30, 2004 or such later date as Lenders shall agree, a letter of intent by a purchaser of Huffy and its Subsidiaries in favor of Huffy and its Subsidiaries with respect to the Huffy Sale; and

(b)  on or before July 16, 2004 or such later date as Lenders shall agree, a binding and enforceable agreement with respect to the Huffy Sale.

3.  EBITDA.  Section 9.23 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"Intentionally Omitted."

4.  Fixed Charge Coverage Ratio.  Section 9.24 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"Intentionally Omitted."

5.  Excess Availability.  Section 9.25 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"9.25 Excess Availability  (a) At all times during each of the periods indicated below, the aggregate Excess Availability of Borrowers shall be not less than the US Dollar Equivalent of the amount indicated below with respect to each such period:

Period	Minimum Excess Availability
From May 4, 2004 until the Huffy Service Solutions Sale Date, but, in any event, no later than May 29, 2004	US$3,200,000
From the day after the Huffy Service Solutions Sale Date, but, in any event, no later than May 30, 2004, and at all times thereafter	US$4,200,000

(b) For purposes of determining compliance with this Excess Availability covenant, the Special Availability Reserve shall not be subtracted from the U.S. Borrowing Base when calculating Excess Availability."

6.  Revolving Loan Limit.  Section 9.26 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"Intentionally Omitted."

7.  Offering Memorandum.  The Loan Agreement is hereby amended by adding the following additional Section 9.27 thereto:

"9.27

Offering Memorandum  Borrowers and Guarantors agree that in addition to all other terms, conditions and provisions set forth in the other Financing Agreements, Borrowers and Guarantors shall deliver or cause to be delivered to Agent, in form and substance reasonably satisfactory to Agent and Term Lender, as soon as possible, but in any event by May 31, 2004, an offering memorandum with respect to the Huffy Sale."

8.  Term.  Section 13.1(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"(b)

The Final Maturity Date is December 31, 2004.  In the event this Agreement is terminated prior to the Final Maturity Date for any reason, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and Lenders' lost profits as a result thereof, Borrowers agree to pay to Agent for the account of Lenders, upon the effective date of such termination, an early termination fee in the amount of one (1%) percent if this Agreement is terminated on or before December 31, 2003.  In the event this Agreement is terminated after December 31, 2003, but prior to the Final Maturity Date, there shall be no additional early termination fee owing by Borrowers."

9.  Consent.  Notwithstanding anything to the contrary contained in the Loan Agreement, including Section 9.10 thereof, Agent and Lenders hereby consent to Huffy guaranteeing the obligations of HSSI to Byers Road LLC ("Byers Road") pursuant to the Guarantee, dated on or about the date hereof, a copy of which is attached hereto as Exhibit A (the "HSSI Guarantee").

10.  Amendment Fee.  Borrowers agree to pay to Agent or Agent, at its option, may charge the account of Borrowers maintained by Agent, an amendment fee in the amount of one and one-half (1 ½%) percent of each Lender's Commitment which fees are fully earned as of the date hereof, and shall be paid by Borrower to Agent or may be charged to any loan account(s) of Borrower as of the date hereof.

11.  Temporary Waivers of Compliance with Certain Covenants and Events of Default.

(a)  Subject to the terms and conditions set forth herein, Agent hereby waives the Events of Default set forth on Schedule 1 hereto, but only for the period through and including July 16, 2004 or such later date as is agreed to by Agent and Lenders (the "Acknowledged Events of Default").

(b)  Agent has not waived, is not by this Agreement waiving, and has no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Event of Defaults referred to above or otherwise), other than the Acknowledged Events of Default.  The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

12.  Events of Default.  Section 10.1(a)(ii) of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"(ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.17, 9.20, 9.22, 9.23, 9.24, 9.25, 9.26 or 9.27 of this Agreement or fails to and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or"

13.  Additional Representations, Warranties and Covenants.  Each Borrower and Guarantor, jointly and severally, represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Agent or any Lender to Borrowers:

(a)  Other than the Acknowledged Events of Defaults, no Event of Default and no event, act or condition which with notice or passage of time or both would constitute an Event of Default, exists or has occurred as of the date of this Amendment No. 12;

(b)  Borrowers agree that concurrently with the consummation of the Sale, Borrowers shall cause to be remitted to Agent for the benefit of Lenders all proceeds of the Sale;

(c)  Huffy has not granted any lien or security interest to or for the benefit of Byers Road or any other Person in connection with the HSSI Guarantee and the obligations of Huffy thereunder are unsecured;

(d)  Huffy has not granted any lien or security interest to or for the benefit of Wells Fargo or any other Person in connection with the First Team Guarantee and the obligations of Huffy thereunder are unsecured; and

(e)  This Amendment No. 12 has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date hereof and the agreements and obligations of each Borrower and Guarantor contained herein constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable against each of them in accordance with their respective terms.

14.  Conditions Precedent.  The effectiveness of the amendments contained herein shall be subject to the satisfaction of each of the following, in a manner satisfactory to Agent and its counsel:

(a)  Agent shall have received this Amendment No. 12 duly authorized, executed and delivered by the parties hereto; and

(b)  Other than the Acknowledged Events of Defaults, no Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred; and Agent shall have received an original of this Amendment No 12, duly authorized, executed and delivered by each of the parties hereto.

15.  Effect of this Amendment.  Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 12 or with respect to the subject matter of this Amendment No. 12.  To the extent of conflict between the terms of this Amendment No. 12 and the other Financing Agreements, the terms of this Amendment No. 12 shall control.  The Loan Agreement and this Amendment No. 12 shall be read and construed as one agreement.

16.  Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 12.

17.  Governing Law.  The validity, interpretation and enforcement of this Amendment No. 12 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

18.  Binding Effect.  This Amendment No. 12 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

19.  Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 12.

20.  Counterparts.  This Amendment No. 12 may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute but one and the same agreement.  In making proof of this Amendment No. 12, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 12 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 12.  Any party delivering an executed counterpart of this Amendment No. 12 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 12, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 12 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed on the day and year first written.

Very truly yours,

BORROWERS:

AMERICAN SPORTS DESIGN

  COMPANY

HUFFY SPORTS CANADA INC.

HUFFY CORPORATION

HUFFY SPORTS DELAWARE, INC.

By:   /s/ Robert W. Lafferty

Title: Treasurer

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GUARANTORS:

CREATIVE RETAIL SERVICES

  (CANADA), INC.

CREATIVE RETAIL SERVICES, INC.

FIRST TEAM SPORTS, INC.

HCAC, INC.

HESPLER HOCKEY HOLDING, INC.

HUFCO-DELAWARE COMPANY

HUFFY RISK MANAGEMENT, INC.

HUFFY SERVICE SOLUTIONS, INC.

HUFFY SPORTS, INC.

HUFFY SPORTS OUTLET INC.

HUFFY SPORTS WASHINGTON, INC.

LAMAR SNOWBOARDS INC.

LEHIGH AVENUE PROPERTY

  HOLDINGS, INC.

McCALLA COMPANY

TOMMY ARMOUR GOLF COMPANY

By:   /s/ Robert W. Lafferty

Title: Treasurer

GEN-X SPORTS SARL

By:   /s/ Robert W. Lafferty

Title: Manager

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AGENT:

CONGRESS FINANCIAL CORPORATION

  (CENTRAL), as Agent

By:   /s/ Thomas C. Lannon

Title: Vice President

US LENDERS:

CONGRESS FINANCIAL CORPORATION

  (CENTRAL)

By:   /s/ Thomas C. Lannon

Title: Vice President

GMAC COMMERCIAL FINANCE

By:   /s/ Charles D. Stephenson

Title: Deputy Chief Credit Officer-ABL

LASALLE BUSINESS CREDIT, LLC

By:   /s/ T. Johnson

Title: Vice President

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CANADIAN LENDERS:

CONGRESS FINANCIAL CORPORATION

  (CANADA)

By:   /s/ Thomas C. Lannon

Title: Vice President

ABN AMRO BANK N.V., CANADA BRANCH

By:   /s/ Darcy Mack and Keith Hughes

Title: VP and Senior VP

GMAC COMMERCIAL FINANCE

  CORPORATION - CANADA

By:   /s/ Charles D. Stephenson

Title: Deputy Chief Credit Officer-ABL

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TERM LOAN LENDER:

ABLECO FINANCE LLC, on its behalf and

on behalf of its Affiliate assigns

By:   /s/ Daniel E. Wolf

Title: Senior Vice President

357687.7

EXHIBIT A

TO

AMENDMENT NO. 12 TO SECOND AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

HSSI Guarantee

[See Attached]

357687.7

SCHEDULE 1

TO

AMENDMENT NO. 12 TO SECOND AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

Acknowledged Events of Default

1.  Event of Default under Section 10.1(a)(ii) of the Loan Agreement arising from the failure of Borrowers to comply with Section 9.23 of the Loan Agreement for the period ending on each of March 31, 2004.

2.  Event of Default under Section 10.1(a)(ii) of the Loan Agreement arising from the failure of Borrowers to comply with Section 9.24 of the Loan Agreement for the period ending on March 31, 2004.

3.  Event of Default under Section 10.1(a)(ii) of the Loan Agreement arising from the failure of Borrowers to comply with Section 9.26 of the Loan Agreement for the period ending on March 31, 2004.

4.  Event of Default under Section 10.1(a)(ii) of the Loan Agreement arising from the failure of Borrowers and Guarantors to deliver audited financial statements for the fiscal quarter ending March 31, 2004 as required by Section 9.6 of the Loan Agreement.

357687.7